Exhibit 99.1

Corporate Name: Symbol: Price: Law Firm: Audit Firm: Management:	Bourbon Brothers Holding Corporation RIBS $0.50 (Market close 1/23/2014) Burns, Figa & Will, P.C. GHP Horwath, P.C. JW Roth, Chairman Robert Mudd, CEO & President
Corporate Office:	2 North Cascade Avenue, Suite 1400 Colorado Springs, CO 80903 (719) 265-5821

Bourbon Brothers Holding Corporation is a restaurant holding company comprised of three current concepts: Bourbon Brothers Southern Kitchen, Southern Hospitality and Bourbon Brothers Seafood & Chophouse. Bourbon Brothers Holding Company and Smokin Concepts Development Corporation (a Colorado-based publicly traded restaurant group) combined on January 22, 2014, to form Bourbon Brothers Holding Corporation.

Southern Hospitality represents an ideal location in Lower Downtown Denver, only blocks from Denver's main mass transit location, Union Station, as well as Coors Field, home of the Colorado Rockies. Furthermore, Co-Creator and Grammy Award winning singer/songwriter Ryan Tedder, lead singer of One Republic, along with Justin Timberlake, Co-Creator of the Original Southern Hospitality in New York City bring a national audience to the Southern Hospitality Brand.

While Southern Hospitality is now part of the Bourbon Brothers family, management believes Bourbon Brothers Southern Kitchen locations will represent the majority of the growth for Bourbon Brothers Holding Corporation over the mid to long term in the form of new corporately owned stores as well as new franchise locations. Bourbon Brothers will be employing an aggressive growth model over the course of the next 5-7 years, and will be primarily building new Bourbon Brothers Southern Kitchen restaurants following new locations of Bass Pro Shops, or Cabela's or similar stores. We understand our target demographic for this concept to closely resemble that of Bass Pro Shops or Cabela's core customer base. It is our intent to build two new Bourbon Brothers Southern locations in 2014 and four new locations in 2015. Beyond 2015, management will aim to complete two new Southern Kitchen restaurants per quarter alongside new franchise locations. Over the next five years, management expects franchise locations to represent roughly 15% of all Bourbon Brothers locations.

Management believes each store can produce revenues of $5,000,000 and would earn anywhere from 13.5% to 15% in EBITDA for corporate-owned stores, dependant on certain legislation and its implementation such as the Affordable Care Act. The company will earn 5% of revenue on franchise stores, which should contribute EBITDA of roughly $200,000 per franchise store. Because the primary trade area for a corporately owned casual dining restaurant is so small (roughly 15 square miles) we have the opportunity to scale very rapidly without the risk of cannibalizing our business. Texas Roadhouse, for example, has over 400 locations, and their earnings have continued to grow without any feeling of fatigue from cannibalizing themselves in neighboring markets. It is our philosophy that if this concept works well in Colorado Springs it should also work well in suburban neighborhoods surrounding markets such as Kansas City. We will keep a watchful eye towards land and area metrics and demographics, and aim to keep them constant across new markets being considered in an effort to find similar results to that of Colorado Springs. Bourbon Brothers Southern Kitchen concept will be competitive with chains such as Famous Dave's and Texas Roadhouse in all the markets we enter in terms of price, and will exceed those chains in terms of food quality, and experience.

Mitchell Roth Corporate Development Associate